Exhibit 99.1

FOR IMMEDIATE RELEASE
October 10, 2007
CONTACT: Jerry L. Calvert
(864) 594-5690 (Work)

First National Reports Record Earnings for the Quarter and Nine Months Ended September 30, 2007; Asset Growth of 37%

Spartanburg, SC, October 10, 2007 -- First National Bancshares, Inc. (NASDAQ: FNSC), the bank holding company for First National Bank of the South, today reported record earnings of $1.28 million for the quarter ended September 30, 2007, an increase of 18.2% over net income of $1.1 million reported for the same period in 2006. First National also reported growth in total assets of 37.3%, or $156.1 million, to end the quarter at $574.1 million, as compared to total assets of $418.0 million as of September 30, 2006.

Loans grew by $118.3 million to $458.3 million, an increase of 34.8% over total loans on September 30, 2006, of $340.0 million. Deposits rose by $123.3 million to $453.8 million on September 30, 2007, as compared to $330.5 million on September 30, 2006, or an increase of 37.3%.

Earnings per diluted share for the quarter ended September 30, 2007, were $0.24 as compared to $0.25 per diluted share for the same period last year. Diluted shares outstanding for the quarter ended September 30, 2007, increased by 23.2% over the same period in 2006. The increase reflects the dilutive effect of the potential issuance of shares of common stock as a result of the conversion of shares of Series A preferred stock, which were sold in July of 2007 pursuant to a public offering.

Net income for the nine months ended September 30, 2007, increased by 8.9% over the same period in 2006 to $2.9 million or $0.62 per diluted share, as compared to net income of $2.7 million or $0.63 per diluted share for the same period last year.

Jerry L. Calvert, President and CEO, said, “We are pleased that we were able to deliver a double digit increase in net income for the third quarter of 2007 while continuing to grow our franchise. This increase was driven by a 27% increase in net interest income over 2006. We seek to achieve consistent increases in our net interest income and noninterest income while carefully managing the additional overhead expenses required to support our growth.”

Mr. Calvert stated, “We are very pleased with the increase in our deposit base during 2007. Opening three full-service branches during the year, two of which are larger market headquarters facilities, has required significant capital investments in our infrastructure and additional overhead expenses. However, we are beginning to see an increase in retail deposits as a result of this expansion. As these additional branches continue to grow their deposit base, we expect to see a corresponding reduction in our cost of funds.”

Mr. Calvert continued, “While we have encountered some challenges during 2007 in the area of nonperforming loans, we continue to believe that the circumstances surrounding these credits are not typical for our company. We remain confident that we will be able to resolve the majority of these credits by year-end.”

Mr. Calvert concluded, “The remainder of 2007 presents many challenges to growth in earnings. We plan to continue to devote close attention to managing our net interest margin to minimize the reduction in the yield on earning assets, which will result from the 50 basis point reduction in the prime rate that occurred during late September. We have begun to devote substantial resources to integrate the Carolina National franchise in Columbia into our growing branch network, and we look forward to the resulting anticipated increase in shareholder value.”

Net interest income for the quarter and nine months ended September 30, 2007, increased by 26.9% and 26.7%, respectively, or $982,000 and $2.7 million, respectively, compared to the same periods in 2006, due primarily to the growth in average earning assets.

The net interest margin decreased by 42 basis points to 3.39% for the quarter ended September 30, 2007, as compared to 3.81% for the quarter ended September 30, 2006. However, the net interest margin for the third quarter of 2007 has remained fairly consistent with the net interest margin of 3.40% posted for the quarter ended June 30, 2007.

The 34.8% increase in the loan portfolio since September 30, 2006, and the $17.8 million increase in residential mortgage loans held for sale from the wholesale mortgage division, were the main factors behind the growth in earning assets. This increase was funded primarily by growth of $123.3 million in deposits. In addition, First National received $16.5 million in net proceeds in July 2007 from the sale of 720,000 shares of Series A preferred stock in a public offering.

Nonperforming assets were $8.0 million as of September 30, 2007, or 1.40% of total assets, as compared to $1.1 million as of September 30, 2006, an increase of $6.9 million. The majority of this increase relates to two loan relationships that also existed as of June 30, 2007, totaling $3.4 million. Based on our evaluation and assessment, we do not anticipate any losses on these relationships prior to their resolution. However, management has allocated specific reserves to these and other nonaccrual loans that it believes will offset losses, if any, arising from less than full recovery of the loans from the supporting collateral.

All amounts presented above reflect the 7% stock dividend distributed on March 30, 2007.

COMPANY HIGHLIGHTS

First National Bancshares, Inc. is a $574-million asset bank holding company based in Spartanburg, South Carolina. Its common stock is traded on the NASDAQ Global Market under the symbol FNSC. It was incorporated in 1999 to conduct general banking business through its wholly-owned bank subsidiary, First National Bank of the South.

First National Bank of the South provides a wide range of financial services to consumer and commercial customers through three operating divisions - the banking division, small business lending division, and the wholesale mortgage lending division. The banking division operates seven full-service branches, three in Spartanburg County operating as First National Bank of Spartanburg, and four operating as First National Bank of the South in Charleston, Mount Pleasant, Greenville and Greer. First National also operates loan production offices in Columbia, Daniel Island and Rock Hill, South Carolina.

First National Bank also operates a small business lending division under the name of First National Business Capital and this division provides small business lending services to customers in the Carolinas and Georgia. First National Bank’s wholesale mortgage lending division provides services to community banks and mortgage brokers across the Southeast from its office on North Main Street in Greenville. In addition to these services, First National offers trust and investment management services to its customers through an alliance with Colonial Trust Company, which has offices in Spartanburg and Greenville. Additional information about First National is available online in the Investor Relations section of www.firstnational-online.com.

First National Bancshares, Inc. and Carolina National Corporation (NASDAQ: CNCP) recently announced they have entered into a definitive merger agreement. Following the merger, Carolina National’s four Columbia offices will begin operating under the name First National Bank of the South.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements concerning our future growth, plans, objectives, expectations, performance, events and the like, as well as any other statements, including those regarding the proposed merger, that are not historical facts and are thus prospective. Such forward-looking statements are subject to risks, uncertainties, and other factors, including, but not limited to: the businesses of First National and Carolina National may not be integrated successfully or such integration may take longer to accomplish than expected; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; shareholders may not approve the merger; changes in worldwide and U.S. economic conditions; changes in the interest rate environment which may reduce the net interest margin; a downturn in the economy or real estate market; greater than expected noninterest expenses or excessive loan losses as a result of changes in market conditions and the adverse impact on the value of the underlying collateral and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. For a more detailed description of factors that could cause or contribute to such differences, please see First National’s and Carolina National’s filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable though they are inherently uncertain and difficult to predict. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by either company or any person that the future events, plans, or expectations contemplated by either company will be achieved. First National and Carolina National do not intend to and assume no responsibility for updating or revising any forward-looking statement contained in this press release, whether as a result of new information, future events or otherwise.

ADDITIONAL INFORMATION ABOUT THE MERGER AND WHERE TO FIND IT

In connection with the proposed merger, First National and Carolina National filed a preliminary joint proxy statement/prospectus on a Form S-4 registration statement with the Securities and Exchange Commission (the “SEC”) on October 8, 2007. INVESTORS AND SHAREHOLDERS ARE ADVISED TO READ THE PRELIMINARY JOINT PROXY STATEMENT/PROSPECTUS AND ANY APPLICABLE AMENDMENTS OR SUPPLEMENTS AS THEY BECOME AVAILABLE BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the final joint proxy statement/prospectus (when available), as well as other filings containing information about First National and Carolina National at the SEC’s internet site (http://www.sec.gov). Free copies of the final joint proxy statement/prospectus and each company's filings with the SEC may also be obtained from the respective companies. Free copies of First National's filings may be obtained by directing a request to First National Bancshares, Inc., 215 N. Pine Street, Spartanburg, South Carolina, 29302, Attention: Jerry L. Calvert. Free copies of Carolina National's filings may be obtained by directing a request to Carolina National Corporation, 1350 Main St., Columbia, South Carolina 29201, Attention: Roger B. Whaley.

PARTICIPANTS IN THE SOLICITATION

First National, Carolina National, and their respective directors and executive officers may be soliciting proxies from their respective shareholders in favor of the merger. Information regarding First National’s directors and executive officers is available in its 2007 definitive proxy statement (form type DEF 14A) available at www.sec.gov. Information regarding Carolina National’s directors and executive officers is available in its 2007 definitive proxy statement (form type DEF 14A) available at www.sec.gov. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

First National Bancshares, Inc.
Summary Quarterly Financial Data (unaudited)
(Dollars in thousands, except per share data)

	For Nine Months Ended Sept. 30,		Increase/
Income Statement Data:	2007	2006	(Decrease)
Interest income	$29,404	$20,364	44.4%
Interest expense	16,551	10,219	62.0%
Net interest income	12,853	10,145	26.7%
Provision for loan losses	1,213	940	29.0%
Net interest income after provision for loan losses	11,640	9,205	26.5%
Noninterest income	2,887	1,398	106.5%
Noninterest expense	10,152	6,452	57.3%
Income before income taxes	4,375	4,151	5.4%
Provision for income taxes	1,452	1,467	(1.0%)
Net income	$2,923	$2,684	8.9%

Selected Performance Ratios (annualized):
Net interest margin	3.42%	3.79%	(9.8%)
Return on average assets	0.75%	0.97%	(22.7%)
Return on average equity	11.43%	15.35%	(25.5%)
Efficiency ratio	64.50%	55.90%	15.4%

Per Share Data and Shares Outstanding(1):
Net income - basic	$0.74	$0.75	(1.3%)
Net income - diluted	0.62	0.63	(1.6%)
Book value per common share	$8.10	$6.88	17.7%
Weighted average common shares outstanding:
Basic	3,696,135	3,584,073	3.1%
Diluted	4,704,425	4,291,255	9.6%
Common shares outstanding at period end	3,695,822	3,700,505	(0.1%)

	For Three Months Ended Sept. 30,		Increase/
Income Statement Data:	2007	2006	(Decrease)
Interest income	$10,618	$7,622	39.3%
Interest expense	5,981	3,967	50.8%
Net interest income	4,637	3,655	26.9%
Provision for loan losses	422	243	73.7%
Net interest income after provision for loan losses	4,215	3,412	23.5%
Noninterest income	1,182	471	151.0%
Noninterest expense	3,550	2,204	61.1%
Income before income taxes	1,847	1,679	10.0%
Provision for income taxes	567	596	(4.9%)
Net income	$1,280	$1,083	18.2%

Selected Performance Ratios (annualized):
Net interest margin	3.39%	3.78%	(10.3%)
Return on average assets	0.91%	1.09%	(16.5%)
Return on average equity	10.85%	17.78%	(39.0%)
Efficiency ratio	61.01%	53.44%	14.2%

Per Share Data and Shares Outstanding(1):
Net income - basic	$0.29	$0.30	(3.3%)
Net income - diluted	$0.24	$0.25	(4.0%)
Weighted average shares outstanding:
Basic	3,695,822	3,610,632	2.4%
Diluted	5,289,673	4,293,718	23.2%

(1)	All share amounts reflect the 3 for 2 stock split distributed on January 18, 2006, the 6% stock dividend distributed on May 16, 2006, and the 7% stock dividend distributed on March 30, 2007.

	As of Sept. 30,		Increase/
Balance Sheet Data:	2007	2006	(Decrease)
Total assets	$574,104	$418,020	37.3%
Loans, net of unearned income (2)	458,322	339,978	34.8%
Mortgage loans held for sale	17,837	-	100.0%
Allowance for loan losses	4,781	3,543	34.9%
Securities available for sale	75,230	57,751	30.3%
Deposits
Noninterest-bearing	31,383	29,018	8.2%
Interest-bearing	422,395	301,463	40.1%
Total deposits	453,778	330,481	37.3%
FHLB advances and other borrowed funds	56,539	46,073	22.7%
Junior subordinated debentures	13,403	13,403	-
Shareholders' equity	$46,289	$25,444	81.9%

Average equity to average assets ratio	6.60%	6.34%	4.1%
Total loans to deposits(2)	101.00%	102.87%	(1.8%)

Asset Quality Data:
Nonperforming loans	$6,100	$1,129	440.3%
Other real estate owned	1,911	-	100.0%
Total nonperforming assets	$8,011	$1,129	609.6%

	As of or for the nine months
Asset Quality Ratios:	ended Sept. 30,		Increase/
	2007	2006	(Decrease)
Nonperforming assets to total loans(2)	1.75%	0.33%	429.7%
Nonperforming assets to total assets	1.40%	0.27%	416.8%
Net chargeoffs quarter-to-date to average total loans(2)	0.14%	0.01%	1300.0%
Net chargeoffs year-to-date to average total loans(2)	0.07%	0.04%	75.0%
Allowance for loan losses to nonperforming assets	59.68%	313.82%	(81.0%)
Allowance for loan losses to total loans(2)	1.04%	1.05%	(1.0%)

(2)	Total loans include nonperforming loans, but not mortgage loans held for sale.

SOURCE:  First National Bancshares, Inc.
CONTACT: Jerry L. Calvert of First National Bancshares, Inc.
+1-864-594-5690
Web site: http://www.firstnational-online.com/
(FNSC CNCP)